Exhibit 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

January 9, 2012

Atwood Oceanics, Inc.

15832 Park Ten Place Drive

Houston, Texas 77084

Ladies and Gentlemen:

We are acting as counsel to Atwood Oceanics, Inc., a Texas corporation (“Atwood”), in connection with the offering by Atwood of its senior unsecured debt securities (the “Debt Securities”) pursuant to the Registration Statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by Atwood with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”).

Subject to the assumptions, qualifications and limitations set forth in the discussion in the Registration Statement under the caption “Material United States Federal Income Tax Considerations,” we confirm that such discussion, insofar as it concerns conclusions of law, constitutes our opinion as to the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of the Debt Securities.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ Baker Botts L.L.P.